EXHIBIT 10.2

July 8, 2002

Mr. Altaf Nazerali
Imagis Technologies Inc.
Suite 1300 - 1075 West Georgia Street
Vancouver, BC V6E 3C9

     Re:     Letter of Intent Regarding Brazilian Joint Venture

Dear Mr. Nazerali:

     This letter will serve to memorialize OSI Systems Inc.'s ("OSI") and Imagis Technologies Inc.'s ("Imagis") mutual intent to enter into a joint venture for the purpose of establishing and operating a joint manufacturing and marketing operation in Brazil in accordance with the following terms:

     1.     Company Set-Up. OSI will establish a marketing/manufacturing office located in Brazil for the purpose of marketing and manufacturing OSI's metal-detector and conventional x-ray products ("OSI Products"), in the territory of South America. Establishment will include the formation of a Brazilian legal entity (the "Company"), the set-up of a physical office and equipment, and a staff sufficient to undertake or oversee Brazilian marketing, sales, service, and assembly of OSI Products. OSI shall provide training and know-how necessary for such staff. If such establishment is not accomplished within 24 months of the date of this Letter, neither party hereto shall have any further obligations hereunder.

     2.      Contributions.

           2.1     OSI shall fund the Company set-up described in Section 1. Upon Imagis' investment in the Company, OSI shall provide the Company, for a period of at least five years after the date of its formation, with the rights to manufacture, market and sell OSI Products in Brazil. The Company shall have the right, during this period, to purchase kits for the OSI Products, at OSI's then-current list prices (or other agreed prices), on an ex-works basis.

           2.2     Upon establishment of the Brazil marketing office, OSI shall deliver written notice to Imagis, and Imagis shall invest $250,000 cash in the Company, and receive 20% of the equity in the Company. Imagis shall have the right to appoint representation on the Company's governing board constituting a percentage of such governing board at least equal to Imagis' then-current percentage equity ownership of the Company. To the extent that Imagis provides the Company with the exclusive right to market and sell Imagis' products in Brazil, the Company's rights to manufacture, market and sell OSI Products in Brazil shall also be exclusive.

           2.3     It is a goal of this relationship that Imagis provide the Company with Brazilian contacts. Upon Imagis' cash investment in the Company, Imagis shall introduce the Company to one or more Brazilian partners, whether in manufacturing, marketing or other relevant areas.

Mr. Altaf Nazerali
July 8, 2002

     3.     Distribution of Profits. Each year, the Company shall distribute cash legally available for distribution to its equity holders, unless the Company's governing board determines that a portion of such cash is to be allocated to a business purpose for the benefit of the Company.

     If the above accurately reflects our agreement with respect to the subject matter hereof, please acknowledge our agreement by countersigning this Letter where indicated below, and returning the countersigned letter to me.

Very truly yours,

/s/ Deepak Chopra

DEEPAK CHOPRA
Chief Executive Officer

ACKNOWLEDGED:

Imagis Technologies Inc.

By: /s/ Altaf Nazerali
       Altaf Nazerali